EXHIBIT 99.1

Bioxytran Licensing FDA Approved Technology from MDX Lifesciences for use in Pipeline Drug Development

Bioxytran announces plans to use a revolutionary new device, the MDX Viewer, to measure the effectiveness of BXT-25 in stroke patients.

BOSTON, MASSACHUSETTS, April 04, 2019 -- BIOXYTRAN, INC. (BIXT), a developmental stage biotechnology company with a pipeline of anti-necrosis drugs designed to treat hypoxia by delivering a small molecule carrying oxygen to the brain of stroke victims announced today that the Company has entered into a definitive exclusive licensing agreement with MDX Lifesciences, Inc. (MDX). The licensing agreement will allow Bioxytran to continue commercial development of MDX technology and develop new protocols that measure the tissue metabolic state of the brain.

The MDXViewer is the primary testing equipment covered under this licensing agreement. This is a worldwide perpetual license for use of the MDXViewer in conjunction with any compound developed by Bioxytran to measure cellular health. Bioxytran agreed to pay a $500,000 licensing fee contingent upon Bioxytran’s receipt of $3.0 million or more in equity financing under the S-1 registration. Bioxtryan also agreed to reimburse MDX for development costs required to use of the device with BXT-25 or other compounds plus a 20% value added fee.

Bioxytran’s proprietary molecule is BXT-25 and it is designed to transport oxygen through severely blocked arteries to oxygen-deprived tissues. We expect that the BXT-25 molecule at room temperature solution will be 5,000 times smaller than a red blood cell and its miniature size should enable its delivery to oxygenate brain tissue where red blood cells will not go due to strokes.

Subject to financing, the Bioxytran expects to be able to accelerate the Investigational New Drug Application (IND) process to obtain the approval necessary to proceed with the Phase 1 study by the end of 2019. After commencement of the Phase 1 study Bioxytran to complete it within 4 – 6 months and should be able to report data within a couple of months after study completion.

Using advanced medical technology and advanced algorithms the MDX Viewer is positioned to measure mitochondrial activity within the brain cells to determine cell rejuvenation and tissue metabolic state. The system uses up to 10 unique parameters to develop a total metabolic score (TMS) which is representative of brain tissue health.

“This licensing agreement is the cornerstone of our clinical trial development program” said David Platt, PhD, Chief Executive Officer of Bioxytran. “There are no pre-clinical models that mimic the behavior of an ischemic stroke. Without a way to measure efficacy (oxygen that reaches the target tissue) it’s unlikely that any new drugs could be developed that make claims about increasing tissue oxygenation. This is a real game changer, not only for Bioxytran, but also for other drug development company’s designing novel drugs to treat stroke. In a market so large, we believe that the license should place Bioxytran in a strong intellectual property position with a device that received FDA approval in 2007. The drug candidate BXT-25 is designed to deliver oxygen to the blocked area in the brain and MDX Lifesciences’s technology will be refined to measure the level of brain tissue recovery with what we expect will be the highest level of accuracy available in the market."

“When people think of measuring oxygen in the body they think of the device in the hospital called a pulse oximeter, which goes on the finger and measures the oxygen level in the blood by light absorption” said Professor Avraham Mayevsky, the Chief Scientific Officer of MDX. “This is not even remotely what MDX Lifesciences does. The MDXViewer, approved by the FDA in 2007, is the first device of its kind to measure the level of tissue metabolic state by measuring mitochondrial activity in vivo. There is a distinct difference between measuring blood in an artery versus mitochondrial activity in the tissue. The MDXViewer has the ability to tell clinicians that a particular organ tissue in the body is dying because it’s not processing the oxygen through the mitochondria. Our goal is to improve our FDA approved device in order to measure cellular recovery in the brain.”

“Think of the current oxygen measurement technology with a pulse oximeter as standing on earth and looking at the moon through the naked eye. You can make out general shapes and sizes and speculate about different formations. The MDX Viewer, measuring mitochondrial activity, is like sending an astronaut to the moon with a high-powered camera to take pictures of mountains and dry lakes. I believe the MDXViewer is a similar quantum leap in measuring tissue health” said Professor Avraham Mayevsky, the chief scientist for MDX LifeSciences, Inc.

About Bioxytran, Inc.

Bioxytran Inc. is a developmental stage biotechnology company. The company is working towards a first-in-class oxygen treatment platform for victims of brain stroke trauma. The first product to proceed to testing is BXT-25, which will be evaluated as a resuscitative agent to treat strokes, especially during the all-critical first hour following a stroke. The product will also be evaluated for its efficacy in treating other brain trauma issues. BXT-25 is based on a new molecule designed to reverse hypoxia in the brain. Hypoxic brain injuries such as ischemic strokes, could be treated with BXT-25 via an intravenous injection that quickly allows the drug molecule to travel to the lungs and bind with the oxygen molecules. From the lungs the molecule mimics a red blood cell traveling to the brain. Since the molecule is 5,000 times smaller than red blood cells it can penetrate the clot and deliver the oxygen to the critical areas in the brain blocked by the clot. To learn more, visit our website: http://www.Bioxytraninc.com

About MDX Life Sciences Inc.

MDX Life Sciences, Inc. is a clinical stage biotechnology company developing autologous transplantation techniques for tissue and organ regeneration. The focus of the development programs is on Myocardial Ischemia, reperfusion injury, and neurodegenerative and neuromuscular diseases. These diseases include Huntington’s Disease, Multiple Sclerosis/Optic Neuritis, Wolfram Syndrome, Epilepsy, Traumatic Brain Injury (TBI), Duchenne Muscular Dystrophy (DMD), Alzheimer’s Disease, and Parkinson Disease. Continuing research has linked these diseases to various malfunctions of the mitochondria. Mitochondrial transplantation is a procedure that can open up the possibilities of disease modifying treatments resulting in tissue regeneration which would be a clear clinical endpoint for almost all these diseases. For additional info on our MDX Lifesciences, please visit www.mdxlifesciences.com

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